Exhibit 10.2

ENSYNC INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective December 14, 2015, by and between Frederick Vaske (“you”) and ENSYNC, INC. (“ENSYNC” or the “Company”).

RECITALS

ENSYNC is pleased to offer you the role of Vice President Structured Finance. This letter agreement sets forth the terms of your employment.

1.	Position.

(a)          You will serve as the Company’s Vice President Structured Finance, dual reporting to the Company’s President and Chief Executive Officer (“CEO”) and Chief Financial Officer. Your services shall be performed primarily in the San Francisco Bay Area. You acknowledge and agree, however, that you may be required to travel in connection with the performance of your job duties.

(b)          Nothing in this Agreement will be construed as conferring upon you any right to remain employed by the Company or any of its subsidiaries or affiliates, or affect the right of the Company or any of its affiliates to terminate your employment at any time, with or without reason or Cause, subject to the obligations contained in this Agreement.

2.	Salary.

(a)          You will be entitled to an annual salary of $215,000, less standard payroll deductions and tax withholding, as described below, payable in accordance with ENSYNC’s normal salaried payroll practices. The Company’s compensation committee will review, at least annually, your overall compensation with a view to increasing it if, in the sole judgment of the compensation committee, the performance of ENSYNC or your services merit such an increase.

(b)          ENSYNC shall withhold from amounts to be paid to you hereunder any federal, state or local withholding or other taxes or charges which it is required to withhold under applicable law.

3.            Indefinite Term. Your employment shall continue until it is terminated by either party at-will, meaning at any time and with or without reason or Cause, upon the provision of written notice to the other party, subject to the terms and conditions set forth in Section 8, below.

4.            Options. Upon receipt of shareholder approval for any required increase in authorized shares under the Company’s articles of incorporation and/or equity plans, you will be granted an option to purchase 360,000 shares with the exercise price based on the closing share price on the day such required approval(s) are obtained. The option will vest in three equal annual installments beginning on June 30, 2016 and have such other terms and conditions specified in the form of Stock Option Agreement provided to you and included herein as Attachment A.

5.            Incentive Compensation. You will be eligible to earn commissions based on Power Purchase Agreement Sales closed by you. The structure for the earning and payment of commissions shall be set forth in a written Incentive Agreement that will be provided to you if you accept this offer on or before your first day of employment. You may also be eligible to participate in various performance-based stock option and cash bonus plans offered by the Company, the terms of conditions of which shall be solely determined by the Company and approved by the Company’s compensation committee.

6.            Commuting and Other Expenses. Expenses for Company travel will be reimbursed in accordance with ENSYNC’s Employee Travel and Expense Policy.

7.	Benefits.

(a)          During the term of your employment by ENSYNC, ENSYNC will provide you with, and you will be eligible for, all benefits of employment generally made available to the senior executives of ENSYNC (collectively, the “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other executive personnel of ENSYNC of similar rank. Notwithstanding the foregoing, you may elect either to participate in ENSYNC’s health Benefit Plan or obtain other health insurance.

(b)          You will accrue personal time off on an ongoing basis, beginning on your first day of employment, at the rate of four (4) weeks of personal time off per calendar year.

8.	Benefits Upon Termination.

(a)          You will be entitled to a severance payment in an aggregate amount equal to three (3) months of your annual base salary as then in effect, less required payroll deductions and withholding (“Severance Payments”) in the event (i) ENSYNC terminates your employment for any reason other than “Cause” (ii) you terminate your employment with ENSYNC for “Good Reason” or (iii) you die. You acknowledge and agree that unless you become entitled to the Severance Payments by reason of your death (in which case, no general release of claims will be required), the payment of the Severance Payments is contingent on you executing a general release of claims for the benefit of ENSYNC (in a form satisfactory to ENSYNC), which must be executed by you (and any applicable revocation period must expire without being exercised by you) in accordance with the terms of the general release of claims but in no event later than sixty (60) calendar days following the effective date of your termination. The Severance Payments shall be payable in accordance with ENSYNC’s normal salaried payroll dates then in effect, and the first payment (which shall include any accrued payments that would have otherwise been made beginning on the date of your termination of employment) shall be made to you (or your estate) on the first normal payroll date that occurs at least five (5) business days after the expiration of the applicable revocation period for the general release of claims; provided, however, if the sixty (60) day period described above spans two different calendar years, then the first payment shall not be made until the later of (A) the first normal payroll date that occurs at least five (5) business days after the expiration of the applicable revocation period for the general release of claims or (B) the first normal payroll date occurring in the later calendar year during such sixty (60) day period.

You will also be entitled to all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination.

(b)          If you terminate your employment with ENSYNC for “Good Reason,” or if your employment is terminated by the Company for any reason other than “Cause” or your death, and if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following such termination, and you execute the general release of claims described in Section 8(a) above and allow any applicable revocation period to expire without exercise, then ENSYNC shall pay your monthly premium under COBRA until the earlier of: (i) the last day of the third (3rd) month following such termination or (ii) the date on which you are offered or obtain health insurance coverage in connection with new employment or self-employment.

(c)          If you terminate your employment with ENSYNC other than for “Good Reason” or ENSYNC terminates your employment for “Cause,” you will be entitled to the payment of any accrued but unpaid base salary through the date of termination, plus all accrued and unpaid benefits under any Benefit Plans in which you participate through the date of termination. In either case, you will not be entitled to any Severance Payments or payment of COBRA premiums.

(d)          For purposes of this Agreement, “Cause” shall mean, as determined by the Company, termination of your employment with ENSYNC due to (i) any failure by you to substantially perform your duties with ENSYNC (other than by reason of illness) which occurs after ENSYNC has delivered to you a demand for performance which identifies the manner in which ENSYNC believes you have failed to perform your duties, and you fail to resume performance of your duties on a continuous basis to the satisfaction of ENSYNC, as determined in good faith by the Company, within fourteen (14) days after receiving such demand; (ii) your commission of a material violation of any law or regulation applicable to ENSYNC or any of its subsidiaries or your activities in respect of ENSYNC or any of its subsidiaries; (iii) your commission of any material act of dishonesty or disloyalty involving ENSYNC or any of its subsidiaries; (iv) any violation by you of a ENSYNC policy of material import; (v) any act by you of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of ENSYNC; (vi) your chronic absence from work other than by reason of a serious health condition or other reason protected under applicable law; (vii) your commission of a crime which substantially relates to the circumstances of your position with ENSYNC or any of its subsidiaries or which has material adverse effect on ENSYNC or any of its subsidiaries; or (viii) the willful engaging by you in conduct which is demonstrably and materially injurious to ENSYNC or any of its subsidiaries.

(e)          For purposes of this Agreement, “Good Reason” shall mean your termination of your employment with ENSYNC within thirty (30) days after any of the following: (i) a change in your position with ENSYNC which materially reduces your level of responsibility or a material reduction in your base salary (except to the extent the base salary of substantially all of the executive officers of ENSYNC is reduced proportionately); (ii) a notification by ENSYNC to you that your principal place of employment will be relocated to an office or location that is more than 50 miles from the office or location at which you were principally employed as of the date of this Agreement and that is no closer to your principal residence; or (iii) a material breach by ENSYNC of any term of this Agreement following written notice thereof and the failure of ENSYNC to cure such breach within ten (10) days of such written notice. Notwithstanding the above to the contrary, Good Reason does not exist unless (A) you object to any change, reduction, notification, or breach described above by written notice to ENSYNC within ten (10) business days after such change, reduction, notification, or breach occurs and (B) ENSYNC fails to cure such change, reduction or breach within ten (10) business days after such notice is given.

(f)          Any Severance Payments payable to you under this Agreement are intended to be exempt from Section 409A of the Code under the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) and for such purpose, each Severance Payment to you under this under this Agreement shall be considered a separate payment.

9.	Your Obligations.

(a)          As a condition of your employment, you will be required to execute the Confidentiality and Business Agreement which is attached to this Agreement as Attachment C and incorporated herein. In addition, you will be required to abide by all Company policies, rules and standards of conduct, including, but not limited to, those contained in ENSYNC’s employee handbook.

(b)          You will be expected to devote all of your business time and attention to ENSYNC during your working hours. During the term of your employment relationship with ENSYNC, you may not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company or any of its affiliates.

10.	Timing; Miscellaneous Provisions.

(a)          This Agreement and all your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. ENSYNC can assign its rights under this Agreement to any entity that assumes ENSYNC’s obligations hereunder and this Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of ENSYNC’s business and/or assets. For all purposes of this Agreement, the term “ENSYNC” shall include any successor to ENSYNC’s business and/or assets which becomes bound by this Agreement.

(b)          This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

(c)          Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier or U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of notices to you, notices shall be addressed to you at the home address which you most recently communicated to ENSYNC in writing. In the case of notices to ENSYNC, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(d)          No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of ENSYNC (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)          This Agreement and the other agreements, representations and understandings expressly set forth or referenced herein contain the entire understanding of the parties with respect to the subject matter hereof.

(f)          Any termination of this Agreement shall not release either ENSYNC or you from our respective obligations to the date of termination nor from the provisions of this Agreement which, by necessary or reasonable implication, are intended to apply after termination of this Agreement.

(g)          The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (other than provisions governing the choice of law).

(h)          The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i)          You acknowledge and agree that this Agreement is contingent upon your submission to and successful completion of a screening process which will include a background check, drug testing, and employment eligibility verification. In the event that you do not successfully complete the screening process to the Company’s satisfaction, you acknowledge and agree that this Agreement shall be null and void, and that the Company shall have no further obligations under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, on one or more counterparts hereof, all of which counterparts shall be deemed as but one and the same document, as of the date first written above.

ENSYNC, INC.

/s/ Frederick Vaske	By:	/s/ Bradley Hansen
Frederick Vaske		Bradley Hansen
President & Chief Executive Officer

Attachments:

Attachment A: Stock Option Agreement.

Attachment B: Confidentiality and Business Agreement